Exhibit 99.1
NEWS RELEASE

CONTACTS
Media Cheryl Gossin: 585-678-7191 Amy Martin: 585-678-7141	Investor Relations Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Reports
First Quarter Fiscal 2016 Results

•	Achieves comparable basis EPS of $1.26 and reported basis EPS of $1.18

•	Generates $76 million of free cash flow and $206 million of operating cash flow

•	Increases fiscal 2016 outlook driven primarily by strong beer business performance; expects comparable basis EPS of $4.80 - $5.00 and reported basis EPS of $4.60 - $4.80

•
Reaffirms free cash flow projection of $100 - $200 million for fiscal 2016 including operating cash flow target of at least $1.15 billion and total capital expenditure estimate of $1.05 - $1.15 billion

•	Agrees to purchase the Meiomi wine brand for approximately $315 million; transaction expected to be accretive for fiscal 2016

•	Declares quarterly cash dividend

First Quarter 2016 Financial Highlights*
(in millions, except per share data)
	Comparable	% Change	Reported	% Change
Net sales	$1,631	7%	$1,631	7%

Operating income	$454	12%	$427	9%

Operating margin	27.8%	+130 bps	26.2%	+50 bps

Earnings before interest and taxes (EBIT)	$455	12%	NA	NA

Net income attributable to CBI	$256	19%	$239	15%

Diluted net income per share attributable to CBI (EPS)	$1.26	18%	$1.18	15%

*Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
NA=Not Applicable

VICTOR, N.Y., JULY 1, 2015 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, reported today its first quarter 2016 results.

“Our excellent first quarter results reflect a great start to our new fiscal year. We delivered exceptional performance for our beer business, which is the primary driver of the upward revision to our EPS outlook for the year, and our brewery expansion continues to proceed as planned. Within our wine and spirits business, we experienced improving market trends for our U.S. wine business, posted better than expected results in Canada and delivered excellent dollar sales and depletion volume growth for our portfolio of spirits brands,” said Rob Sands, president and chief executive officer, Constellation Brands.
“Today, we are also announcing that we have agreed to purchase the Meiomi wine brand, which is a high-growth, high-margin, scale brand that can be effectively integrated into our powerful portfolio of wine brands,” said Sands. Launched in 2006, Meiomi has grown from a 60,000 case brand in 2010 to almost 600,000 cases in 2014 and is experiencing IRI dollar sales growth of more than 50 percent over the last 52 weeks. Meiomi’s pinot noir is also among the fastest-growing, major pinot noir brands in the latest 12-week period. “This strong record of growth demonstrates how well the brand resonates with consumers. We are excited about Meiomi’s prospects going forward under our efficient operating structure and strong route-to-market,” added Sands. The purchase price for the brand is approximately $315 million, subject to post-closing adjustments. The transaction, which is subject to regulatory approval, is expected to close around the beginning of August and to be $0.03 - $0.04 accretive to EPS for fiscal 2016.
Net Sales Commentary
For the quarter, the company generated consolidated net sales growth on a constant currency basis of eight percent.
Beer net sales increased 11 percent, primarily due to volume growth. Beer depletions grew 10 percent, reflecting strong consumer demand for the beer portfolio.
“During the first quarter, our beer business kicked off the ‘120 Days of Summer’ selling season by posting double-digit sales and depletion growth, with strong execution across our iconic portfolio led by our two largest brands, Corona Extra, which includes the new can launch, and Modelo Especial,” said Sands. “As a result of this strong performance, we now expect sales growth of approximately 10 percent for our beer business in fiscal 2016.”
Wine and spirits net sales on a constant currency basis increased four percent. This primarily reflects higher shipment volume and favorable mix. Net sales benefited from the overlap of a planned U.S. distributor inventory destocking, net of a related distributor destocking payment, which occurred during first quarter 2015.
“Our U.S. wine and spirits depletions grew 3.5% and gained traction during the quarter led by Kim Crawford, Ruffino, Black Box, Simi, Estancia, Clos du Bois, The Dreaming Tree and Woodbridge by Robert Mondavi,” said Sands. “The strong sales and depletion growth for the spirits business during the quarter was driven by Casa Noble Tequila, Paul Masson Grande Amber Brandy and SVEDKA Vodka.”

Operating Income and Net Income Commentary
For the quarter, consolidated comparable basis operating income increased 12 percent.
Beer operating income increased 17 percent, primarily due to higher volume and pricing for the beer portfolio, partially offset by an increase in marketing spend. The one percent increase in wine and spirits operating income primarily reflects favorable mix and lower cost of product sold.
For first quarter 2016, pre-tax comparable adjustments totaled $27 million. This included $13 million of costs associated with the company’s recently initiated cost effectiveness plan, the goal of which is to streamline and simplify processes, and shift resources and investment to long-term, profitable growth opportunities across the business. The company expects total costs associated with this plan for fiscal 2016 to approximate $20 million.
Interest expense for first quarter 2016 totaled $78 million, a decrease of 10 percent. The decrease was primarily due to lower average interest rates.
The comparable basis effective tax rate for first quarter 2016 was 31.8 percent compared to a 32.5 percent tax rate for the prior year first quarter.
Free Cash Flow Commentary
Free cash flow for first quarter 2016 totaled $76 million as compared to $101 million for the same period last year.
“For fiscal 2016, we continue to expect to generate operating cash flow of $1.15 to $1.35 billion and free cash flow of $100 to $200 million as our brewery capital investments progress as planned,” said David Klein, executive vice president and chief financial officer, Constellation Brands. “Despite our significant level of capital expenditures in fiscal 2016, the initiation of a dividend, and purchase of the Meiomi wine brand, our strong projected earnings and operating cash flow growth position us to cross below the 4X net debt to comparable basis EBITDA mark during fiscal 2016,” added Klein.
Quarterly Dividend
On June 30, 2015, Constellation’s board of directors declared a quarterly cash dividend of $0.31 per share of Class A Common Stock and $0.28 per share of Class B Common Stock, payable on August 25, 2015 to stockholders of record as of the close of business on August 11, 2015.
Outlook
The table below sets forth management’s current EPS expectations for fiscal 2016 compared to fiscal 2015 actual results, both on a comparable basis and a reported basis.

	Comparable Basis		Reported Basis
	FY16 Estimate	FY15 Actual	FY16 Estimate	FY15 Actual
Fiscal Year Ending Feb. 28/29	$4.80 - $5.00	$4.44	$4.60 - $4.80	$4.17
For fiscal 2016, the beer business is now targeting mid to high single-digit volume growth, net sales growth of approximately 10 percent, and 13 - 15 percent operating income growth. For the wine and spirits business, the company continues to expect net sales and operating income growth to be in the low to mid single-digit range before any benefit from the Meiomi acquisition.
Fiscal 2016 guidance also includes the following current assumptions, including the expected acquisition of the Meiomi wine brand:

•	Interest expense: approximately $325 - $335 million

•	Tax rate: approximately 30.5 percent

•	Weighted average diluted shares outstanding: approximately 204 million

•	Free cash flow: approximately $100 - $200 million

•	Operating cash flow: approximately $1.15 - $1.35 billion

•	Capital expenditures: approximately $1.05 - $1.15 billion, including $950 million - $1.05 billion for the beer business
Conference Call
A conference call to discuss first quarter 2016 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer David Klein on Wednesday, July 1, 2015 at 10:30 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments), and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.
Explanations
Reported basis (“reported”) operating income, net income and EPS are as reported under generally accepted accounting principles. Operating income, net income and EPS on a comparable basis (“comparable”), exclude items that affect comparability (“comparable adjustments”). The company’s measure of segment profitability excludes comparable adjustments, which is consistent with the measure used by management to evaluate results.
The company discusses additional non-GAAP measures in this news release, including constant currency net sales, comparable basis EBIT, comparable basis effective tax rate and free cash flow.
Supplemental Financial Information
Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. In 2014, Constellation was one of the top performing stocks in the S&P 500 Consumer Staples Index. Constellation is the number three beer company in the U.S. with high-end, iconic imported brands including Corona Extra, Corona Light, Modelo Especial, Negra Modelo and Pacifico. Constellation is also the world’s leader in premium wine selling great brands that people love including Robert Mondavi, Clos du Bois, Kim Crawford, Rex Goliath, Mark West, Franciscan Estate, Ruffino and Jackson-Triggs. The company’s premium spirits brands include SVEDKA Vodka and Black Velvet Canadian Whisky.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand-building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, sales in approximately 100 countries, about 40 facilities and approximately 7,600 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

Forward-Looking Statements
The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, financial position, estimated revenues, projected costs, expected cash flow, prospects, future payments of dividends, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation Brands may reiterate the Projections. Prior to the start of the company’s quiet period, which will begin at the close of business August 31, 2015, the public can continue to rely on the Projections as still being Constellation Brands’ current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur. There can be no assurance that the transaction to acquire the Meiomi wine brand will occur or will occur on the timetable projected by Constellation Brands.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	completion of the acquisition of the Meiomi wine brand under the expected terms and the accuracy of projections associated with the Meiomi wine brand;

•	total costs associated with the cost effectiveness plan may vary from management’s expectations due to actual costs varying from current management expectations;

•	brewery expansion activities and joint venture glass plant expansion activities take place with expected scope, on expected terms and timetable, and with receipt of any necessary regulatory approvals;

•	accuracy of supply projections, including those relating to brewery expansion and glass sourcing;

•
timeframe and actual costs associated with beer supply, brewery expansion and glass sourcing, including joint venture glass plant expansion, may vary from management’s current expectations due to market conditions, the company’s cash and debt position, and other factors as determined by management;

•	free cash flow, operating cash flow, and capital expenditures to support long-term growth may vary from management’s current estimates;

•	timing and volume amount of beer shipments to wholesalers may vary from current expectations due to actual consumer demand;

•	the impact of and the ability to realize the anticipated benefits of acquisitions, including as a result of difficulty in integrating the businesses of the companies involved;

•	the exact duration of the share repurchase implementation and the amount and timing of any additional share repurchases;

•	amount and timing of future dividends are subject to the determination and discretion of the Board of Directors;

•
ability to use cash flow to fund dividends could be affected by unanticipated increases in net total debt, inability to generate cash flow at the levels anticipated, and failure to generate expected earnings;

•	raw material and water supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers;

•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in lower than expected sales or higher than expected expenses;

•	general economic, geo-political and regulatory conditions, instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company’s reported financial position, results of operations or effective tax rate;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements; and

•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2015, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)

	May 31, 2015	February 28, 2015
Assets

Current assets:
Cash and cash equivalents	$130.7	$110.1
Accounts receivable	696.2	598.9
Inventories	1,783.7	1,827.2
Prepaid expenses and other	368.7	374.6

Total current assets	2,979.3	2,910.8

Property, plant and equipment	2,742.1	2,681.6
Goodwill	6,200.3	6,208.2
Intangible assets	3,166.7	3,181.0
Other assets	158.9	162.9

Total assets	$15,247.3	$15,144.5

Liabilities and stockholders’ equity

Current liabilities:
Notes payable to banks	$100.9	$52.4
Current maturities of long-term debt	178.5	158.1
Accounts payable	289.1	285.8
Accrued excise taxes	30.8	28.7
Other accrued expenses and liabilities	521.0	605.7

Total current liabilities	1,120.3	1,130.7

Long-term debt, less current maturities	7,038.2	7,137.5
Deferred income taxes	860.0	818.9
Other liabilities	176.9	176.1

Total liabilities	9,195.4	9,263.2

CBI stockholders’ equity	5,942.5	5,770.7
Noncontrolling interests	109.4	110.6

Total stockholders’ equity	6,051.9	5,881.3

Total liabilities and stockholders’ equity	$15,247.3	$15,144.5

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data)

	Three Months Ended
	May 31, 2015	May 31, 2014
Sales	$1,798.0	$1,687.1
Excise taxes	(166.7)	(161.1)
Net sales	1,631.3	1,526.0

Cost of product sold	(894.2)	(855.9)
Gross profit	737.1	670.1

Selling, general and administrative expenses	(309.8)	(277.9)
Operating income	427.3	392.2

Equity in earnings of equity method investees	1.0	0.5
Interest expense	(77.5)	(86.4)
Income before income taxes	350.8	306.3

Provision for income taxes	(110.6)	(99.6)
Net income	240.2	206.7
Net income attributable to noncontrolling interests	(1.6)	—
Net income attributable to CBI	$238.6	$206.7

Net income per common share attributable to CBI:
Basic - Class A Common Stock	$1.24	$1.09
Basic - Class B Convertible Common Stock	$1.12	$0.99

Diluted - Class A Common Stock	$1.18	$1.03
Diluted - Class B Convertible Common Stock	$1.09	$0.95

Weighted average common shares outstanding:
Basic - Class A Common Stock	171.370	168.158
Basic - Class B Convertible Common Stock	23.376	23.415

Diluted - Class A Common Stock	202.855	200.358
Diluted - Class B Convertible Common Stock	23.376	23.415

Cash dividends declared per common share:
Class A Common Stock	$0.31	$—
Class B Convertible Common Stock	$0.28	$—

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Three Months Ended
	May 31, 2015	May 31, 2014
Cash flows from operating activities
Net income	$240.2	$206.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	43.0	39.0
Deferred tax provision	38.3	39.6
Stock-based compensation	12.3	11.7
Amortization of intangible assets	11.7	10.5
Amortization of deferred financing costs	3.2	2.6
Change in operating assets and liabilities:
Accounts receivable	(98.3)	(24.3)
Inventories	37.0	(31.8)
Prepaid expenses and other current assets	0.6	(17.4)
Accounts payable	21.1	32.5
Accrued excise taxes	2.2	(0.3)
Other accrued expenses and liabilities	(105.2)	(44.1)
Other	(0.4)	7.6
Total adjustments	(34.5)	25.6
Net cash provided by operating activities	205.7	232.3

Cash flows from investing activities
Purchases of property, plant and equipment	(129.7)	(131.4)
Other investing activities	(1.6)	(4.9)
Net cash used in investing activities	(131.3)	(136.3)

Cash flows from financing activities
Principal payments of long-term debt	(79.4)	(4.8)
Dividends paid	(59.8)	—
Payments of minimum tax withholdings on stock-based payment awards	(38.3)	(28.4)
Excess tax benefits from stock-based payment awards	63.6	57.4
Net proceeds from notes payable	50.9	178.1
Proceeds from shares issued under equity compensation plans	9.6	10.8
Net cash provided by (used in) financing activities	(53.4)	213.1

Effect of exchange rate changes on cash and cash equivalents	(0.4)	5.0

Net increase in cash and cash equivalents	20.6	314.1
Cash and cash equivalents, beginning of period	110.1	63.9
Cash and cash equivalents, end of period	$130.7	$378.0

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED AND CONSTANT CURRENCY NET SALES
(in millions)

We provide percentage change in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) because we use this information in monitoring and evaluating the underlying business trends of our core operations. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.

	Three Months Ended				Constant Currency Percent Change (1)
	May 31, 2015	May 31, 2014	Percent Change	Currency Impact
Consolidated net sales	$1,631.3	$1,526.0	7%	(1%)	8%
Beer net sales	$965.8	$867.7	11%	—%	11%
Wine and Spirits net sales	$665.5	$658.3	1%	(3%)	4%

BEER SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION (in millions, branded product, 24-pack, 12-ounce case equivalents)

	Three Months Ended
	May 31, 2015	May 31, 2014	Percent Change
Shipment volume	60.3	54.7	10.2%

Depletion volume (2)			10.3%

WINE AND SPIRITS SUPPLEMENTAL SHIPMENT, DEPLETION AND U.S. FOCUS BRANDS INFORMATION (in millions, branded product, 9-liter case equivalents)

	Three Months Ended
	May 31, 2015	May 31, 2014	Percent Change
Shipment volume	15.7	15.1	4.0%
U.S. Domestic shipment volume	11.7	11.4	2.6%
U.S. Domestic Focus Brands shipment volume (3)	6.2	5.9	5.1%

U.S. Domestic depletion volume (2)			3.5%
U.S. Domestic Focus Brands depletion volume (2) (3)			6.7%

(1)	May not sum due to rounding as each item is computed independently.

(2)	Depletions represent distributor shipments of our respective branded products to retail customers, based on third-party data.

(3)
U.S. Domestic Focus Brands include the following brands:  Black Box, Clos du Bois, Estancia, Franciscan Estate, Inniskillin, Kim Crawford, Mark West, Mount Veeder, Robert Mondavi, Ruffino, Saved, Simi, SVEDKA Vodka, The Dreaming Tree and Wild Horse.

Constellation Brands, Inc. and Subsidiaries SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION (in millions)

	Three Months Ended
	May 31, 2015	May 31, 2014	Percent Change
Beer
Segment net sales	$965.8	$867.7	11%
Segment gross profit	$474.9	$410.2	16%
% Net sales	49.2%	47.3%
Segment operating income	$336.5	$287.5	17%
% Net sales	34.8%	33.1%

Wine and Spirits
Wine net sales	$587.8	$586.4	—%
Spirits net sales	77.7	71.9	8%
Segment net sales	$665.5	$658.3	1%
Segment gross profit	$270.8	$267.8	1%
% Net sales	40.7%	40.7%
Segment operating income	$144.2	$143.2	1%
% Net sales	21.7%	21.8%
Equity in earnings of equity method investees	$1.0	$0.5	100%

Corporate Operations and Other segment operating loss	$(26.5)	$(26.1)	2%

Consolidated operating income	$427.3	$392.2
Comparable Adjustments	26.9	12.4
Comparable operating income	454.2	404.6
Equity in earnings of equity method investees	1.0	0.5
Consolidated EBIT	$455.2	$405.1

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because we use this information in evaluating the results of our core operations and/or internal goal setting. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the periods presented. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Please refer to our website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended May 31, 2015			Three Months Ended May 31, 2014			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$1,631.3		$1,631.3	$1,526.0		$1,526.0	7%	7%
Cost of product sold	(894.2)	$8.6		(855.9)	$7.9
Gross profit	737.1	8.6	$745.7	670.1	7.9	$678.0	10%	10%
Selling, general and administrative expenses	(309.8)	18.3		(277.9)	4.5
Operating income	427.3	26.9	$454.2	392.2	12.4	$404.6	9%	12%
Equity in earnings of equity method investees	1.0			0.5
EBIT			$455.2			$405.1	NA	12%
Interest expense	(77.5)			(86.4)
Income before income taxes	350.8	26.9	$377.7	306.3	12.4	$318.7	15%	19%
Provision for income taxes	(110.6)	(9.5)		(99.6)	(3.9)
Net income	240.2	17.4		206.7	8.5
Net income attributable to noncontrolling interests	(1.6)	0.4		—
Net income attributable to CBI	$238.6	$17.8	$256.4	$206.7	$8.5	$215.2	15%	19%

EPS (1)	$1.18	$0.09	$1.26	$1.03	$0.04	$1.07	15%	18%

Weighted average common shares outstanding - diluted	202.855		202.855	200.358		200.358

Gross margin	45.2%		45.7%	43.9%		44.4%
Operating margin	26.2%		27.8%	25.7%		26.5%
Effective tax rate	31.5%		31.8%	32.5%		32.5%

	Three Months Ended May 31, 2015				Three Months Ended May 31, 2014
Comparable Adjustments	Acquisitions, Divestitures and Related Costs (2)	Restructuring and Related Charges (3)	Other	Total	Acquisitions, Divestitures and Related Costs (2)	Other	Total
Cost of product sold	$8.9	$—	$(0.3)	$8.6	$7.6	$0.3	$7.9
Selling, general and administrative expenses	$5.3	$13.0	$—	$18.3	$4.5	$—	$4.5
Operating income	$14.2	$13.0	$(0.3)	$26.9	$12.1	$0.3	$12.4
Provision for income taxes	$(4.8)	$(4.8)	$0.1	$(9.5)	$(3.8)	$(0.1)	$(3.9)
Net loss attributable to noncontrolling interests	$0.4	$—	$—	$0.4	$—	$—	$—
Net income attributable to CBI	$9.8	$8.2	$(0.2)	$17.8	$8.3	$0.2	$8.5

EPS (1)	$0.05	$0.04	$—	$0.09	$0.04	$—	$0.04

(1)	May not sum due to rounding as each item is computed independently.

(2)
For the three months ended May 31, 2015, and May 31, 2014, acquisitions, divestitures and related costs consist of integration and other acquisition-related costs recognized in connection with the acquisitions of the June 2013 beer business and the December 2014 glass production plant.

(3)
For the three months ended May 31, 2015, restructuring and related charges consist of costs recognized in connection with the company’s plan initiated in May 2015 to streamline and simplify processes, and shift resources and investment to long-term, profitable growth opportunities across the business (the “Fiscal 2016 Plan”).

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - EPS

	Range for the Year Ending February 29, 2016
Forecasted EPS - reported basis (GAAP)	$4.60	$4.80
Acquisitions, divestitures and related costs (1)	0.15	0.15
Restructuring and related charges (2)	0.05	0.05
Forecasted EPS - comparable basis (Non-GAAP) (3)	$4.80	$5.00

Actual for the Year Ended February 28, 2015
EPS - reported basis (GAAP)	$4.17
Acquisitions, divestitures and related costs (1)	0.20
Other (4)	0.07
EPS - comparable basis (Non-GAAP) (3)	$4.44

(1)
Includes an estimated $0.15 EPS for the year ending February 29, 2016, and $0.20 EPS for the year ended February 28, 2015, associated primarily with integration and other acquisition-related costs recognized in connection with the acquisitions of the June 2013 beer business and the December 2014 glass production plant.

(2)	Includes an estimated $0.05 EPS for the year ending February 29, 2016, associated with the Fiscal 2016 Plan.

(3)	May not sum due to rounding as each item is computed independently.

(4)
Includes $0.09, $0.02, $0.01, ($0.03) and ($0.02) EPS for the year ended February 28, 2015, consisting primarily of (i)  a net loss from the mark to fair value of undesignated commodity derivative contracts, primarily driven by diesel fuel derivative contracts, (ii)  a loss on the write-off of financing costs and (iii)  a loss on certain assets in connection with an earthquake in Napa, California; partially offset by a gain from an adjustment to a certain guarantee originally recorded in connection with a prior divestiture and a net gain on the sale of and the write-down of certain property, plant and equipment, respectively. (3)

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - FREE CASH FLOW
(in millions)

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 29, 2016
Net cash provided by operating activities (GAAP)	$1,150.0	$1,350.0
Purchases of property, plant and equipment	(1,050.0)	(1,150.0)
Free cash flow (Non-GAAP)	$100.0	$200.0
	Actual for the Three Months Ended May 31, 2015	Actual for the Three Months Ended May 31, 2014
Net cash provided by operating activities (GAAP)	$205.7	$232.3
Purchases of property, plant and equipment	(129.7)	(131.4)
Free cash flow (Non-GAAP)	$76.0	$100.9